Exhibit 5.1

W. Scott Lawler

Corporate/Securities Attorney

WSL@BoothUdall.com

May 11, 2018

Board of Directors

SKYLAB USA INC.

Dear Board Members:

I have acted as special counsel to Skylab USA Inc., a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of 15,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), as described below. A registration statement on Form S-1 has been prepared by the Company and will be filed with the Securities and Exchange Commission on or about May 14, 2018, (the “Registration Statement”). The Company has asked me to opine on the legality of the sale of 15,000,000 shares of common stock pursuant to the Registration Statement. This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of 15,000,000 shares of the Common Stock (the “Registered Shares”). The Registered Shares are to be offered to the public by the Company without the use of any underwriters.

In connection with rendering this opinion I have examined copies of the Registration Statement and all exhibits thereto as well as the amendments to the Registration Statement. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Booth Udall Fuller, PLC   |  1255 W. Rio Salado Pkwy., Ste. 215   |   Tempe, AZ 85281   |   P: 480.830.2700

www.BoothUdall.com

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Board of Directors – Skylab USA Inc.

Based upon the foregoing, I am of the opinion that upon the declaration of effectiveness of the Registration Statement, the Registered Shares, when sold pursuant to the Company’s prospectus, will be legally issued, fully paid and non-assessable.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the General Corporate Law of the State of Florida, as such laws presently exist and to the facts as they presently exist.  I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion has been prepared in connection with the Registration Statement. I hereby consent to being referenced under the caption “Legal matters”, and the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

BOOTH UDALL FULLER, PLC

W. Scott Lawler

WSL/ps

1255 W. Rio Salado Pkwy., Ste. 215 Tempe, AZ 85281 P: 480.830.2700	Booth Udall Fuller, PLC www.BoothUdall.com	3000 South 31st Street, Ste. 100 Temple, TX 76502 P: 254.870.5606

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